As filed with the Securities and Exchange Commission on March 24, 2023

Registration No. 333-249513

Registration No. 333-252628

Registration No. 333-239497

Registration No. 333-218229

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-4 on Form S-3, Registration Statement No. 333-249513

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-252628

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-239497

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-218229

UNDER

THE SECURITIES ACT OF 1933

Vyant Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3462475
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2 Executive Campus

2370 State Route 70, Suite 310

(201) 479-1357

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew D. C. LaFrence

2 Executive Campus

2370 State Route 70, Suite 310

Cherry Hill, NJ 08002

(201) 479-1357

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Alan Wovsaniker

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Tel: 973-597-2500

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Vyant Bio, Inc., a Delaware corporation (the “Company”) to remove from registration any and all securities of the Company remaining unissued and unsold under the following Registration Statements (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement on Form S-3, No. 333-249513, filed on May 17, 2021, pertaining to the registration of an aggregate of 143,890 shares of common stock, par value $0.0001 per share (“Common Stock”) issuable under outstanding warrants (collectively, the “Convertible Note Warrants”) to purchase shares of common stock of StemoniX, Inc., a Minnesota corporation (“StemoniX”), which Convertible Note Warrants were converted into warrants to purchase shares of Common Stock (the “Convertible Note Exchange Warrants”) in connection with the merger between the Company and StemoniX, which was completed on March 30, 2021;

●	Registration Statement on Form S-3, No. 333-252628, filed February 1, 2021, pertaining to the registration of an aggregate of 5,682,768 shares of common stock and such an indeterminate number of additional shares of common issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions, represented by the resale of (a)(i) 2,758,624 shares of common stock and (ii) 2,758,624 shares of common stock issuable upon the exercise of the common warrants, in each case issued in a private placement described thereunder, and (b) 165,517 shares of common stock issuable upon the exercise of the placement agent warrants issued in connection with the private placement described thereunder;

●	Registration Statement on Form S-3, No. 333-239497, filed June 26, 2020, pertaining to the registration of an aggregate of $100,000,000 of any combination of an indeterminate amount or number of shares of common stock (with accompanying purchase rights, if any), shares of our preferred stock (with accompanying purchase rights, if any), warrants (including subscription rights), representing rights to purchase common stock, preferred stock and debt securities registered thereunder, debt securities, units consisting of any combination of such securities, subscription rights, representing rights to purchase common stock, preferred stock, warrants and debt securities registered thereunder, and any such indeterminate amount of shares of common stock, shares of preferred stock or other securities (with accompanying purchase rights, if any) issuable or deliverable upon the conversion, exercise or exchange of applicable debt securities, preferred stock, warrants and subscription rights.

●	Registration Statement on Form S-3, No. 333-218229, filed May 25, 2017, pertaining to the registration of an aggregate of $100,000,000 of any combination of such indeterminate amount or number of common stock, shares of preferred stock, warrants to purchase common stock or preferred stock, overallotment purchase rights (including subscription rights), representing rights to purchase common stock, preferred stock and warrants registered thereunder, units consisting of any combination of such securities, any such indeterminate amount of securities that may be issued in exchange for, or upon conversion or exercise of preferred stock, or warrants registered thereunder, and $77,464,000 of unsold securities previously registered on the registrant’s registration statement on Form S-3, No. 333-196374, filed May 29, 2014 and declared effective on June 5, 2014.

For ease of reference, all share numbers above are as stated in the Registration Statements, without giving pro forma effect to any adjustments, as applicable, for subsequent events such as stock splits occurring after the original filing dates of the respective Registration Statements.

In accordance with undertakings made by the Company in each the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities of the Company that were registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities of the Company registered but unsold under each of the Registration Statements. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cherry Hill, New Jersey, on March 24, 2023.

VYANT BIO, INC.

By:	/s/ Andrew D. C. LaFrence
Name:	Andrew D. C. LaFrence
Title:	President, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew D. C. LaFrence	President, Chief Executive Officer and Chief Financial Officer	March 24, 2023
Andrew D. C. LaFrence	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ John Fletcher	Chairman of the Board of Directors	March 24, 2023
John Fletcher

/s/ Paul Hansen	Director	March 24, 2023
Paul Hansen

/s/ Geoffrey Harris	Director	March 24, 2023
Geoffrey Harris

/s/ Joanna Horobin	Director	March 24, 2023
Joanna Horobin

/s/ Howard McLeod	Director	March 24, 2023
Howard McLeod

/s/ John A. Roberts	Director	March 24, 2023
John A. Roberts

/s/ Ping Yeh	Director	March 24, 2023
Ping Yeh